Exhibit (a)(1)(A)
COMPANY NOTICE
TO HOLDERS OF
1.30% CONVERTIBLE NOTES DUE 2023
ISSUED BY
HCC INSURANCE HOLDINGS, INC.
CUSIP Number: 404132AB8
     Reference is made to the Second Supplemental Indenture, dated as of March 28, 2003 (the “Supplemental Indenture”), and the related Indenture, dated as of August 23, 2001 (the “Base Indenture,” and together with the Supplemental Indenture, and as further amended and supplemented, the “Indenture”), between HCC Insurance Holdings, Inc., a Delaware corporation (the “Company”), and Wachovia Bank, National Association (as successor to First Union National Bank), a national banking corporation duly organized and existing under the laws of the United States of America, with U.S. Bank National Association as successor trustee and paying agent (the “Paying Agent”), and the 1.30% Convertible Notes Due 2023 (the “Securities”) of the Company. Pursuant to Section 4.01 of the Supplemental Indenture and paragraph 8 of the Securities, each holder (the “Holder”) of the Securities has an option to require the Company to purchase, on April 1, 2009 (the “Purchase Date”), all or a portion of its Securities in accordance with the terms, procedures, and conditions outlined in the Indenture and the Securities. In connection with this purchase, and pursuant to Section 4.01(b) of the Supplemental Indenture, the Company is required to provide written notice to each Holder not less than twenty (20) business days prior to such date.
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that at the option of each Holder, the Securities will be purchased by the Company for a purchase price in cash equal to $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to the Purchase Date, subject to the terms and conditions of the Indenture, the Securities, this Company Notice, and the related offer materials, as amended and supplemented from time to time (the “Put Option”). The Company will purchase the Securities tendered in connection with the Put Option on the Purchase Date, and thus, pursuant to Section 4.01 of the Supplemental Indenture, Holders may surrender their Securities from March 3, 2009 through 5:00 p.m., New York City time, on Tuesday, March 31, 2009 (the “Expiration Time”). This Company Notice is being sent pursuant to the provisions of Section 4.01(b) of the Supplemental Indenture and paragraph 8 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.
     The Purchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to the Purchase Date will be paid to record holders as of the Regular Record Date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. The Regular Record Date for the Purchase Date is March 15, 2009.
     The Paying Agent has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.
     To exercise your option to have the Company purchase the Securities and receive payment of the Purchase Price, you must validly deliver, and not validly withdraw, your Securities through DTC’s transmittal procedures at or prior to the Expiration Time. Securities surrendered for purchase may be withdrawn at any time prior to the Expiration Time. The right of Holders to surrender Securities for purchase in the Put Option expires at the Expiration Time.

The Paying Agent is: U.S. Bank National Association

By Regular, Registered,	For Information:	By Facsimile:
or Certified Mail:

U.S. Bank Corporate Trust Services 5555 San Felipe Street, 11th Floor Mail Code: EX-TX-WSFH Houston, TX 77056 Attention: Steven A. Finklea	(713) 235-9208	(713) 235-9213
                Copies of this Company Notice may be obtained from the Paying Agent.
The date of this Company Notice is March 3, 2009

ii

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OPTION			4
1.	Information Concerning the Company		4
2.	Information Concerning the Securities		4
	2.1.	The Company’s Obligation to Purchase the Securities	4
	2.2.	Purchase Price	4
	2.3.	Conversion Rights of the Securities	5
	2.4.	Market for the Securities and the Company’s Common Stock	5
	2.5.	Redemption	6
	2.6.	Change in Control	6
	2.7.	Ranking	6
	2.8.	Dividends	6
3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase		6
	3.1.	Method of Delivery	7
	3.2.	Agreement to be Bound by the Terms of the Put Option	7
	3.3.	Delivery of Securities	8
4.	Right of Withdrawal		9
5.	Payment for Surrendered Securities		9
6.	Securities Acquired		9
7.	Plans or Proposals of the Company		10
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities		10
9.	Legal Matters; Regulatory Approvals		11
10.	Purchases of Securities by the Company and Its Affiliates		11
11.	Material United States Tax Considerations		11
	11.1.	Treatment of U.S. Holders	12
	11.2.	Treatment of Non-U.S. Holders	13
	11.3.	Treatment of Non-tendering Holders	14
12.	Additional Information		14
13.	No Solicitations		14
14.	Definitions		15
15.	Conflicts		15
     No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.
     The Company and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Securities outside of the Put Option for ten business days after the expiration of the Put Option, subject to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, the Company expressly reserves the absolute right, in its sole discretion from time to time in the future to redeem the Securities, in whole or in part, and to purchase any of the Securities, whether or not any Securities are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. The Company cannot assure you as to which, if any, of these alternatives, or a combination thereof, it will pursue.

iii

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.
Who is offering to purchase my Securities?
     HCC Insurance Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), is offering, at your option, to purchase your validly surrendered 1.30% Convertible Notes Due 2023 (the “Securities”). (Page 4)
Why is the Company offering to purchase my Securities?
     The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities on specified dates and pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on March 28, 2003. The Company is required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Second Supplemental Indenture, dated as of March 28, 2003 (the “Supplemental Indenture”), and the related Indenture, dated as of August 23, 2001 (the “Base Indenture,” and together with the Supplemental Indenture, and as further amended and supplemented, the “Indenture”), between the Company and Wachovia Bank, National Association (as successor to First Union National Bank), a national banking corporation duly organized and existing under the laws of the United States of America, as trustee with U.S. Bank national Association, a national banking corporation duly organized and existing under the laws of the United States of America, as successor trustee and paying agent (the “Paying Agent”). (Page 4)
What securities are you offering to purchase?
     We are offering to purchase all of the Securities surrendered, at the option of the Holder thereof. As of March 2, 2009, there was $124,714,000 aggregate principal amount of the Securities outstanding. (Page 4)
When does the Put Option expire?
     The Put Option expires at 5:00 p.m., New York City time, on Tuesday, March 31, 2009 (the “Expiration Time”). We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws. (Page 4)
How much are you offering to pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Securities, we will pay on Wednesday, April 1, 2009 (the “Purchase Date”), in cash, a purchase price equal to $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to the Purchase Date (the “Purchase Price”), with respect to any and all Securities validly surrendered for purchase and not validly withdrawn at or prior to the Expiration Time. The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or our Common Stock (as defined below). The Purchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to the Purchase Date will be paid to holders of record as of the Regular Record Date, as defined in the Indenture, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. (Page 4)

How can I determine the market value of the Securities?
     There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s Common Stock, and the market for similar securities. Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The common stock, $1.00 par value per share (the “Common Stock”), of the Company into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “HCC.” On March 2, 2009, the last reported sale price of the Common Stock on the NYSE was $21.28 per share. (Pages 5-6)
What does the board of directors of the Company think of the Put Option?
     Although the Company’s Board of Directors approved the terms of Securities, including the Put Option, before the Securities were issued, it has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 5)
What are the conditions to the purchase by the Company of the Securities?
     The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Company Notice. (Page 5)
How do I surrender my Securities?
     To surrender your Securities for purchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of The Depository Trust Company (“DTC”) no later than the Expiration Time.
     Holders whose Securities are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC. Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system, at or prior to the Expiration Time.
     By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (Pages 6-9)
If I surrender my Securities, when will I receive payment for them?
     We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly, and in no case later than 11:00 a.m., New York City time, on Wednesday, April 1, 2009, forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Your delivery of the Securities by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Securities. (Pages 9)
Until what time can I withdraw previously surrendered Securities?
     You can withdraw Securities previously surrendered for purchase at any time until the Expiration Time. (Page 9)

How do I withdraw previously surrendered Securities?
     To validly withdraw previously surrendered Securities, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC prior to the Expiration Time. You bear the risk of untimely withdrawal of previously surrendered Securities. You must allow sufficient time for completion of the DTC procedures before the Expiration Time. (Page 9)
Do I need to do anything if I do not wish to surrender my Securities for purchase?
     No. If you do not surrender your Securities before the expiration of the Put Option at the Expiration Time, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 4)
If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?
     No. You may surrender all of your Securities, a portion of your Securities, or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 4)
If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?
     Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into shares of Common Stock, subject to the terms, conditions, and adjustments specified in the Indenture and the Securities. (Page 5)
If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?
     The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for United States federal income tax purposes, and you may recognize gain, income, loss, or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 11-14)
Who is the Paying Agent?
     U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.
Who can I talk to if I have questions about the Put Option?
     Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
     1. Information Concerning the Company. HCC Insurance Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), is offering to purchase its 1.30% Convertible Notes Due 2023 (the “Securities”). The Securities are convertible into the common stock, $1.00 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions, and adjustments specified in the Indenture (as defined below) and the Securities.
     The Company provides specialized property and casualty, surety, and group life, accident, and health insurance coverages and related agency and reinsurance brokerage services to commercial customers and individuals. The Company concentrates its activities in selected, narrowly defined, specialty lines of business. The Company operates primarily in the United States, the United Kingdom, Spain, Bermuda, and Ireland. Some of the Company’s operations have a broader international scope. The Company underwrites insurance both on a primary basis, where it insures a risk in exchange for a premium, and on a reinsurance basis, where it insures all or a portion of another insurance company’s risk in exchange for all or a portion of the premium. The Company markets its products both directly to customers and through a network of independent and affiliated brokers, producers, and agents. The Company maintains its registered and principal executive offices at 13403 Northwest Freeway, Houston, Texas 77040, and the telephone number there is (713) 690-7300.
     2. Information Concerning the Securities. The Securities were issued under the Second Supplemental Indenture, dated as of March 28, 2003 (the “Supplemental Indenture”), and the related Indenture, dated as of August 23, 2001 (the “Base Indenture,” and together with the Supplemental Indenture, and as further amended and supplemented, the “Indenture”), between the Company and Wachovia Bank, National Association (as successor to First Union National Bank), a national banking corporation duly organized and existing under the laws of the United States of America, as trustee, with U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, as successor trustee and paying agent (the “Paying Agent”). The Securities mature on April 1, 2023.
     2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the option of each holder (the “Holder”) of the Securities, on April 1, 2009 (the “Purchase Date”).
     In connection with this purchase, and pursuant to Section 4.01(b) of the Supplemental Indenture, the Company is required to provide written notice to each Holder not less than twenty (20) business days prior to such date. The Company is hereby providing notice to all Holders that it will accept Securities for purchase at any time prior to 5:00 p.m., New York City time, on Tuesday, March 31, 2009 (the “Expiration Time”) at which time this Put Option will expire. We will not extend the period Holders have to accept the Put Option unless required to do so by the federal securities laws.
     The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Company Notice.
     If any Securities remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on April 1, 2014 and April 1, 2019, in each case at a purchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date thereof.
     2.2. Purchase Price. Pursuant to the terms of the Indenture and the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is a purchase price equal to $1,000 per $1,000 principal amount of the Securities, plus any accrued and unpaid interest to the Purchase Date (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not validly withdrawn at or prior to the Expiration Time. The Purchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to the Purchase Date will be paid to holders of record as of the Regular Record Date, as defined in the Indenture, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. Pursuant to the terms of the Indenture and the Securities, the Purchase Price may be paid in cash, Common Stock, or any combination thereof. We have determined that we will pay the Purchase Price in cash with respect to any Securities validly surrendered for purchase and not withdrawn prior to the Expiration Time.
     Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. We will promptly, and in no case later than 11:00 a.m., New York City time, on Wednesday, April 1, 2009, forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery at or prior to the Expiration Time. Delivery of the Securities by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Securities.
     The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on Wednesday, April 1, 2009, the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.
     None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.
     2.3. Conversion Rights of the Securities. The Securities are convertible into 44.1501 shares of Common Stock per $1,000 principal amount of the Securities, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the Securities.
     Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions, and adjustments specified in the Indenture and the Securities. Any Securities as to which notice has been given may be converted in accordance with the terms of the Indenture and the Securities only if the applicable notice has been validly withdrawn prior to the Expiration Time, as described in Section 4 below.
     2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We believe that there is no practical way to determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock, and the market for similar securities. Following the consummation of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded over the counter; however, we anticipate that the trading market for the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of Securities pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value, and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time, and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of March 2, 2009, there was $124,714,000 aggregate principal amount of Securities outstanding and DTC was the sole record holder of the Securities.

     The Common Stock into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “HCC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
2009

1st Quarter (through March 2, 2009)	$26.35	$21.28

2008

1st Quarter	$29.03	$21.26

2nd Quarter	$25.99	$20.48

3rd Quarter	$30.00	$19.12

4th Quarter	$26.95	$14.17

2007

1st Quarter	$32.89	$29.39

2nd Quarter	$34.45	$30.43

3rd Quarter	$34.21	$25.12

4th Quarter	$31.64	$27.99
     On March 2, 2009, the last reported sales price of the Common Stock on the NYSE was $21.28 per share. As of February 20, 2009, there were approximately 113.6 million shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and for the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.
     2.5. Optional Redemption. Beginning April 4, 2009, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but not including the date of redemption.
     2.6. Holder’s Right to Require Purchase Upon Change in Control. A Holder may require the Company to redeem for cash such Holder’s securities if there is a Change in Control (as defined in the Indenture) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon up to but not including the Change in Control Purchase Date (as defined in the Indenture).
     2.7. Ranking. The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company’s subsidiaries and to the Company’s obligations that are secured to the extent of the security.
     2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.
     3. Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not validly withdraw the Securities at or prior to the Expiration Time. Only registered Holders are authorized to surrender their

Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Securities at or prior to the Expiration Time, their Securities will remain outstanding subject to the existing terms of the Securities.
     3.1. Method of Delivery. The Paying Agent has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. This Company Notice constitutes the Company Notice (as defined in the Indenture) and delivery of Securities via ATOP will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.
     3.2. Agreement to be Bound by the Terms of the Put Option. Holders that surrender through DTC need not submit a physical purchase notice to the Paying Agent if such Holders comply with the transmittal procedures of DTC. However, by surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees, and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities, and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign, and transfer the Securities

•	surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•	such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to the Expiration Time will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice, and related notice materials, as amended and supplemented from time to time;

•	payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to the Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives;

•	the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.
     3.3. Delivery of Securities.
     Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” at or prior to the Expiration Time.
     Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities at or prior to the Expiration Time; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system at or prior to the Expiration Time.
     Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Securities that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

     In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.
     You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before the Expiration Time.
     If the Paying Agent holds, in accordance with the terms of the Indenture, sufficient cash to pay the Purchase Price for the Securities by 11:00 a.m., New York City time, on the Purchase Date, then at the close of business on the Purchase Date, such Securities will cease to be outstanding and interest on such Securities will cease to accrue, and all rights (other than the right to receive the Purchase Price upon delivery of the Securities) of the Holder of such Securities under the Indenture and the Securities will terminate.
     4. Right of Withdrawal. Securities surrendered for purchase may be validly withdrawn at any time prior to the Expiration Time. In order to validly withdraw Securities, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC prior to the Expiration Time. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.
     This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the Expiration Time. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.
     We will determine all questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal.
     You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before the Expiration Date.
     5. Payment for Surrendered Securities. We will promptly, and in no case later than 11:00 a.m., New York City time, on Wednesday, April 1, 2009, forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery at or prior to the Expiration Time.
     The total amount of funds required by us to purchase all of the Securities is $124,714,000 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use borrowings under our $575.0 Million Revolving Loan Facility to purchase the Securities. We do not have an alternative financing plan at this time.
     6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

     7. Plans or Proposals of the Company. Except as publicly disclosed prior to the date hereof, the Company does not currently have any plans that would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws, or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.
     8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Securities, or has engaged in any transaction in the Securities during the 60 days preceding the date of this Company Notice. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
     A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.
     Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Securities as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.
     10. Purchases of Securities by the Company and Its Affiliates. Effective on the date of this Company Notice, each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Expiration Time. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Securities than the terms of the Put Option as described in this Company Notice.
     11. Material United States Tax Considerations. The following summary describes the material U.S. federal income tax considerations that may be relevant to a Holder who exercises the Put Option. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances. In addition, the discussion does not describe any tax consequences arising out of the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Securities held as capital assets (generally, property held for investment) and does not address tax considerations applicable to Holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, retirement plans, regulated investment companies, insurance companies, real estate investment trusts, brokers, U.S. expatriates, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) holding Securities, persons holding Securities as a part of a hedging, integration, conversion or constructive sale transaction or a straddle, Holders who received the Securities as compensation, Holders subject to the alternative minimum tax, or foreign holders (except to the limited extent described below). This summary also does not address tax consequences to Holders as a result of the use of a “functional currency” that is not the U.S. dollar. If an entity treated as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of a member of the entity will generally depend on the status of the member and the activities of the entity. A person that is a member of an entity taxed as a partnership that holds Securities should consult its own tax advisor regarding the tax consequences of exercising the Put Option.
     The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. No assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
     The discussion set out below is intended only as a summary of the material U.S. federal income tax consequences to a Holder of the exchange of Securities for cash pursuant to the exercise of the Put Option. Persons considering tendering Securities should consult their own tax advisors concerning the U.S. federal income, estate, and gift tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The statements of U.S. federal income tax considerations set out below are based on the laws and regulations in force and interpretations thereof as of the date of hereof, and are subject to changes occurring after that date.
     To ensure compliance with Treasury Department Circular 230, Holders are hereby notified that: (a) any discussion of U.S. federal tax issues in this Company Notice is not intended or written by us to be relied upon, and cannot be relied upon by Holders for the purpose of avoiding penalties that may be imposed on

Holders or any other person under the Internal Revenue Code; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed in this Company Notice and (c) Holders should seek advice based on their particular circumstances from an independent tax advisor.
     As used herein, a “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or any entity treated as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as described in section 7701(a)(30) of the Code) or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a holder of a Security that is an individual, corporation, trust or estate that is not a U.S. Holder.
     11.1. Treatment of U.S. Holders
     Sale of the Securities. A sale of Securities by a U.S. Holder pursuant to the exercise of the Put Option will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale of a Security in an amount equal to the difference between (1) the amount of cash received for such Security (other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income), and (2) the U.S. Holder’s “adjusted tax basis” for such Security at the time of sale. Generally, a U.S. Holder’s adjusted tax basis for a Security will be equal to the price paid for the Security by such U.S. Holder, reduced (but not below zero) by any amortizable bond premium deducted with respect to the Security, and increased by any market discount with respect to the Security that has previously been taken into income by the U.S. Holder. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder’s holding period for the Security is more than one year. The deductibility of capital losses is subject to limitations.
     Market Discount. Gain recognized by a U.S. Holder on the sale of the Securities pursuant to the exercise of the Put Option will be treated as ordinary income to the extent of any market discount on the Securities that has accrued during the period that the tendering U.S. Holder held the Securities and that has not previously been included in income by the U.S. Holder. A Security generally will be considered to be acquired with market discount if the initial tax basis of the Security in the hands of the U.S. Holder was less than the adjusted issue price of the Security at time of the acquisition of the Security by the Holder by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method.
     Backup Withholding and Information Reporting. A U.S. Holder whose Securities are sold pursuant to the exercise of the Put Option will be subject to backup withholding tax on the gross proceeds from such payment (including any proceeds attributable to accrued interest), unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. Holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished.
     We will provide information statements to tendering U.S. Holders and to the IRS reporting the payment of the consideration, except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations.

     11.2. Treatment of Non-U.S. Holders
     Sale of the Securities. A Non-U.S. Holder who receives cash in exchange for the Securities pursuant to the exercise of the Put Option will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Securities. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:
•	in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•	the gain with respect to the Securities is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder or a fixed base (in the case of an individual)); or

•	the Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period for the Securities or the five-year period ending on the date of the exchange, and certain other conditions are met.
     If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.
     Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we have been a USRPHC for any year during which the Securities have been outstanding, nor do we anticipate that we will become a USRPHC for the current year.
     Accrued Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued interest (including original issue discount), such payments of interest on the Securities to a Non-U.S. Holder will not be subject to U.S. federal income tax or 30% withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership, (3) the Non-U.S. Holder is not a bank that received the Securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (4) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed based (in the case of an individual) of the Non-U.S. Holder in the United States), and (5) either we have or our paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate, provided that a properly executed IRS Form W-8BEN is furnished to the withholding agent) on payments of interest, unless the interest is effectively connected with the conduct of a trade or business within the United States. If interest received with respect to the Securities is effectively connected with a Non-U.S. Holder’s conduct of a United States trade or business (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed based of the Non-U.S. Holder in the United States), the Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. If interest income received with respect to the Securities is taxable on a net-income basis, the 30% withholding tax described above will not apply (assuming an appropriate certification on Form W-8ECI or a suitable substitute form is provided). A foreign corporation that is a holder of a Security also may be subject to a 30% branch profits tax on its effectively connected interest, unless it qualifies for a lower rate under an applicable income tax treaty.
     Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Security pursuant to the exercise of the Put Option (including the portion attributable to accrued interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. When required, we will provide information statements to tendering Non-U.S. Holders and to the IRS reporting the payment of consideration.
     11.3. Treatment of non-tendering Holders. A Holder whose Security is not tendered for sale pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option with respect to other Securities.
     12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
     The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
     The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

•	All other reports filed pursuant to Sections 13, 14, or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14, and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to the Expiration Time.
     In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.
     In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.
     13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

     14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Securities, as applicable.
     15. Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.
     None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.
DIRECTORS

Name	Title
Christopher J. B. Williams	Chairman, Director
Frank J. Bramanti	Director
Patrick B. Collins	Director
J. Robert Dickerson	Director
Walter M. Duer	Director
Edward H. Ellis, Jr.	Director
James C. Flagg, Ph.D.	Director
Allan W. Fulkerson	Director
Thomas M. Hamilton	Director
John N. Molbeck, Jr.	Director
James E. Oesterreicher	Director
Michael A. F. Roberts	Director
Robert A. Rosholt	Director
Scott W. Wise	Director
EXECUTIVE OFFICERS

Name	Title
Frank J. Bramanti	Chief Executive Officer
John N. Molbeck, Jr.	President and Chief Operating Officer
Edward H. Ellis, Jr.	Executive Vice President and Chief Financial Officer
Barry J. Cook	Executive Vice President
Craig J. Kelbel	Executive Vice President
Cory L. Moulton	Executive Vice President
Pamela J. Penny	Executive Vice President & Chief Accounting Officer
Michael J. Schell	Executive Vice President
Randy D. Rinicella	Senior Vice President and General Counsel
     The business address of each person set forth above is c/o HCC Insurance Holdings, Inc., at 13403 Northwest Freeway, Houston, Texas 77040. The telephone number there is (713) 690-7300.